Exhibit 99.1

INSU Acquisition Corp. III Announces Pricing of Upsized $218,000,000 Initial Public Offering

PHILADELPHIA, PA, December 17, 2020 (Globe Newswire) -- INSU Acquisition Corp. III (NASDAQ:IIIIU) (the “Company”), a blank-check company sponsored by Cohen & Company (NYSE American: COHN) and formed for the purpose of acquiring or merging with one or more businesses or entities in the insurance industry, today announced the pricing of its upsized initial public offering of 21,800,000 units at a price of $10.00 per unit, for gross proceeds to the Company of $218,000,000. The Company’s units will be listed on the Nasdaq Capital Market under the symbol “IIIIU” and will begin trading on December 18, 2020. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-third of one warrant, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “IIII” and “IIIIW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The closing of the offering is anticipated to take place on or about December 22, 2020, subject to customary closing conditions.

Cantor Fitzgerald & Co. and Wells Fargo Securities are serving as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,270,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on December 17, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor, New York, New York 10022; Email: prospectus@cantor.com; or by contacting Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or emailing a request to cmclientsupport@wellsfargo.com. Copies of the registration statement can be accessed for free through the SEC’s website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Amanda Abrams
Cohen & Company, LLC
aabrams@cohenandcompany.com
(215) 701-9693